Exhibit 99.1

AMS Health Sciences, Inc. Announces Disposition of Heartland Cup

OKLAHOMA CITY, OK, November 20, 2006 - AMS Health Sciences, Inc (AMEX: AMM) announced the execution of certain lease and purchase agreements between Heartland Cup Inc. and Republic Plastics Ltd. (collectively, the “Agreements”). Republic Plastics is located in McQueeney, Texas and produces Styrofoam products for private label users. The transaction will permit Republic to take over operation of the Heartland plant immediately. Pursuant to the Agreements, and effective November 15, 2006, Republic Plastics assumed the existing lease for the Heartland plant, purchased all remaining cup contracts with Heartland customers, and executed a two-year equipment lease. The equipment lease includes an option in favor of Republic Plastics to purchase all the equipment utilized in the Heartland operations at a specified price. The option period begins November 15, 2007 and ends November 15, 2008.

By execution of the Agreements, AMS will receive a cash benefit of approximately $33,000 per month resulting from the assumption of the plant lease and the rental payments under the equipment lease. This cash benefit will offset AMS’ monthly out-of-pocket costs and debt service related to its discontinued operations at Heartland Cup of approximately $35,000 per month.

“We are very pleased to announce this transaction as another step in our goal of divesting us of any activity not associated with our core business of marketing nutritional supplements and skin care products”, said Dr. Jerry Grizzle, Chairman and CEO of AMS. “Republic Plastics is in the Styrofoam business and will be able to produce Styrofoam cups as a logical extension of their current business.”

Gino Inman, Chairman, President, & CEO of Republic Plastics said, “We are a privately held company that produces foam tableware for nationwide distribution to large and small retailers and distributors. The acquisition of the Heartland Cup operation from AMS will give us a foam cup product line extension to supplement our foam tableware business. We appreciate AMS working with us on this flexible acquisition opportunity to help us transition the Heartland Cup business from AMS to Republic Plastics. “

AMS Health Sciences, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the United States and Canada. More information about the Company is available at http://www.amsonline.com.
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Contact:

AMS Health Sciences, Inc., Oklahoma City
Robin Jacob, 405-842-0131
Vice President and Chief Financial Officer
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Source: AMS Health Sciences, Inc.